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                                                            EXHIBIT NO. 10.56

          CONFIDENTIAL MATERIALS OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE OMISSIONS.

                                    AGREEMENT

     This agreement (the "Agreement") is effective as of the last date of execution below (the "Effective Date") and is made between PHARMACIA & UPJOHN COMPANY, a Delaware corporation having its principal place of business at 100 Route 206 North, Peapack, New Jersey 07977 ("Pharmacia"), and GENAISSANCE PHARMACEUTICALS, INC., a Delaware corporation having its principal place of business at Five Science Park, New Haven, CT 06511 ("Genaissance"). Pharmacia and Genaissance are sometimes referred to herein individually as a party and collectively as the parties. Reference to a party herein includes a reference to its Affiliates (as hereinafter defined) unless otherwise indicated.

                                    RECITALS

     WHEREAS, Genaissance has expertise in integrating and applying population genomics and informatics to improve the discovery, development and marketing of drugs; and

     WHEREAS, Genaissance's expertise includes its unique HAP(TM) Typing Service, which employs the Genaissance HAP(TM) Typing Facility, a dedicated high-throughput facility for genotyping of clinical DNA samples at individual Polymorphic Sites (as hereinafter defined), and Genaissance's proprietary HAP(TM) Builder Software (as hereinafter defined) to determine the pair of Haplotypes (as hereinafter defined) that are present for a set of Polymorphic Sites in individual clinical DNA samples; and

     WHEREAS, Genaissance's expertise also includes its proprietary database of gene-specific Haplotypes, or HAP Markers (as hereinafter defined), for over five thousand human genes, and its proprietary DECOGEN(R) Informatics Platform (as hereinafter defined), which is a sophisticated set of tools for assembling, processing, searching, manipulating, analyzing, and connecting gene variation information to clinical phenotypes, such as disease associations and drug response; and

     WHEREAS, Pharmacia is interested in utilizing Genaissance's HAP(TM) Typing Service and obtaining a license to HAP(TM) Markers for a limited set of genes of interest to Pharmacia in addition to an option to license the DECOGEN(R) Informatics Platform and HAP(TM) Builder Software for use in its internal research and development; and

     WHEREAS, Genaissance is willing to providing Pharmacia with HAP(TM) Typing Services, the HAP(TM) Markers license and options to license its proprietary software.

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     NOW THEREFORE, in consideration of the premises and of the covenants herein contained, the parties hereto mutually agree as follow:

                                    ARTICLE 1

                                   DEFINITIONS

     Whenever used in this Agreement, the terms defined in this Article 1 shall have the meanings specified.

     1.1 "AFFILIATE" shall mean any corporation or other entity that directly or indirectly controls, is controlled by or is under common control with a party to this Agreement. A corporation or other entity shall be regarded as in control of another corporation or entity if it owns or directly or indirectly controls more than fifty percent (50%) of the outstanding voting stock or other ownership interest of the other corporation or entity, or if it possesses, directly or indirectly, the power to manage, direct or cause the direction of the management and policies of the corporation or other entity or the power to elect or appoint fifty percent (50%) or more of the members of the governing body of the corporation or other entity. Any such other relationship as in fact results in actual control over the management, business and affairs of a corporation or other entity shall also be deemed to constitute control.

     1.2 "DATAPOINT" shall mean a single PS in a single genomic DNA sample to be genotyped.

     1.3 "DECOGEN(R) INFORMATICS PLATFORM" shall mean software and components thereof and any associated documentation, whether existing on the Installation Date or developed by Genaissance during the License Period, which is owned or controlled by Genaissance, or licensed (with the right to sublicense) to Genaissance, and which includes the DECOGEN(R) Browser software and the DECOGEN(R) DataManager software, with the features of these software products being further described in Exhibit A hereto. The DECOGEN Informatics Platform shall not include any Third Party software that Pharmacia has independently of Genaissance licensed from a Third Party.

     1.4 "GENAISSANCE GENOTYPING ASSAY" shall mean a novel Genotyping Assay or Genotyping Assays developed by Genaissance for genotyping a SNP, that is proprietary to Genaissance, pursuant to this Agreement.

     1.5 "GENAISSANCE KNOW-HOW" shall mean any and all proprietary data, information, know-how, inventions, trade secrets, copyrights, regulatory submissions or other intellectual property of any kind, other than Patent Rights, owned or controlled by Genaissance as of the Effective Date or during the term of this Agreement including, without limitation, any data on the sequence, frequency and distribution of HAP Markers and other information contained in the HAP(TM) Database.

     1.6 "GENAISSANCE PATENT RIGHTS" shall mean Patent Rights that are owned or controlled (with the right to grant licenses) by Genaissance that are directed to the DECOGEN Informatics Platform, HAP Builder Software or HAP Markers, PROVIDED THAT

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Genaissance Patent Rights shall not include patents owned or controlled by
Genaissance that are directed to an association between one or more HAP Markers and a specific phenotype, including but not limited to drug response or disease susceptibility.

     1.7 "GENOTYPE" shall mean an unphased 5' to 3' sequence of the two nucleotides found at one or more Polymorphic Sites on a pair of homologous chromosomes in an individual.

     1.8 "GENOTYPING ASSAY" shall mean any assay or assays used by Genaissance for genotyping a SNP pursuant to this Agreement, including public domain assays, licensed assays, and Genaissance Genotyping Assays.

     1.9 "HAP(TM) BUILDER SOFTWARE" shall mean software and components thereof and any associated documentation, which is owned or controlled by Genaissance, or licensed during the term of this Agreement to Genaissance, and which is designed to derive, from a sample group of individuals, the presence and frequency of Haplotypes from a collection of Genotypes for multiple individual polymorphisms, including SNPs, in a genomic region, and to use the derived Haplotypes to assign a Haplotype Pair for the region to an individual. The features of this software product are further described in Exhibit A hereto. HAP Builder Software shall not include any Third Party software that Pharmacia has independently of Genaissance licensed from a Third Party.

     1.10 "HAP(TM) DATABASE" shall mean Genaissance's proprietary database containing annotated data on the sequence, frequency and distribution of HAP Markers and HAP Marker Pairs generated by examining genomic DNA from the Index Repository.

     1.11 "HAP FOCUS(TM) DATABASE" shall mean the database that is supplied to Pharmacia with and accessible by the DECOGEN Informatics Platform and that contains the following information generated by Genaissance: (a) a gene structure for each of the genes specified by Pharmacia in the HAP(TM) Typing Project, (b) the Genotypes, Haplotypes, and Haplotype Pairs generated by Genaissance for the genomic DNA samples provided by Pharmacia, (c) the frequencies of such Genotypes, Haplotypes and Haplotype Pairs in such samples and (d) a subset of the HAP Database for any genes whose HAP Markers and HAP Marker Pairs are licensed to Pharmacia pursuant to Section 3.1. No other data or information of any kind will be included in the HAP FOCUS(TM) Database.

     1.12 "HAP FOCUS(TM) DATABASE SCHEMA" shall mean the software structure of the HAP FOCUS(TM) Database upon which different types of data relating to individual subjects, gene structure, SNPs, Genotypes and Haplotypes may be stored.

     1.13 "HAPLOTYPE" shall mean any phased 5' to 3' sequence of the nucleotides present at a set of two or more Polymorphic Sites in a gene on a single chromosome.

     1.14 "HAPLOTYPE PAIR" shall mean the two Haplotypes found in a single individual.

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     1.15  "HAP MARKER" shall mean a SNP or Haplotype that is (a) generated by examining genomic DNA from the Index Repository and (b) in the HAP Database prior to or during the term of the Agreement.

     1.16 "HAP MARKER PAIR" shall mean the two HAP Markers found in a single individual in the Index Repository.

     1.17 "HAP(TM) TYPING PROJECT" shall mean a written description of the genes, SNPs and the number of genomic DNA samples for which Pharmacia has requested Genaissance's HAP Typing Service pursuant to this Agreement, such description to be appended hereto and made a part of this Agreement as Exhibit C.

     1.18 "HAP(TM) TYPING PROJECT RESULTS" shall mean all information relating to the Genotypes and Haplotypes generated according to the HAP(TM) Typing Project set forth in Exhibit C.

     1.19 "INDEX REPOSITORY" shall mean Genaissance's proprietary collection of immortalized cell lines established from unrelated individuals from various geographical origins and from members of extended families.

     1.20 "INSTALLATION DATE" shall mean the date that Genaissance installs, at the Pharmacia site specified in Exhibit B, the DECOGEN Informatics System and the HAP FOCUS(TM) Database containing the HAP(TM) Typing Project Results in accordance with Section 2.5.

     1.21 "LICENSE PERIOD" shall mean the time period between the Installation Date and (a) one (1) year after the Installation Date (Initial License Period) or (b) the date on which the then current one-year renewal period expires if Pharmacia renews its license for an additional year(s) as set forth in Section
4.6 (Extended License Period).

     1.22 "PATENT RIGHTS" shall mean patents or patent applications as described hereinafter which are owned or controlled (with the right to grant licenses) by a party to this Agreement. More particularly, Patent Rights include
(i) any United States or foreign patent application, (ii) any United States patent or foreign patent issuing from such patent application and (iii) any continuation, continuation-in-part (to the extent the claims in such continuation-in-part application are directed to subject matter specifically described in such prior patent application), divisional, reissue, re-examination, renewal, substitution, addition, extension, supplementary protection certificate or foreign counterpart thereof of any of the foregoing.

     1.23 "POLYMORPHIC SITE" OR "PS" shall mean a specific position within a chromosome at which a single nucleotide polymorphism (SNP) is found in a population.

     1.24 "SOFTWARE OPTION PERIOD" shall mean the time period between the Effective Date and [**] after the Delivery of the HAP Typing Project Results.

     1.25 "THIRD PARTY" shall mean any entity other than Genaissance or Pharmacia or an Affiliate of either of them.

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     1.26  "VALID CLAIM" shall mean either (i) a claim of a pending patent application which claim was filed in good faith and has not been abandoned or finally disallowed without the possibility of appeal or refiling of said application or (ii) a claim of an issued and unexpired patent which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal.

                                    ARTICLE 2

                               HAP TYPING SERVICES

     2.1   Specification of HAP(TM)Typing Project.

           (a) GENE IDENTIFICATION BY PHARMACIA. Pharmacia will provide Genaissance with a list of [**] genes identified by HUGO symbols for which Genaissance is to generate Genotypes and Haplotypes for Pharmacia (hereinafter the "Gene List"). Such genes may include genes that are not in the HAP Database. Genaissance will treat the Gene List as Pharmacia Information in accordance with the provisions of Section 6.

           (b) SNP PROPOSAL BY GENAISSANCE; ACCEPTANCE BY PHARMACIA. Within [**] of receipt of the Gene List, and subject to the payment of the fee set forth in Section 4.2, Genaissance shall select [**] SNPs from its HAP(TM) Database, [**] for each of the genes in the Gene List and propose in writing to Pharmacia for review a list of such SNPs for each gene (the "Initial SNP List"), such SNP List to include: (i) associated data from the HAP Database for each such SNP; (ii) the two alternative nucleotides present in each SNP and (iii) the location of each SNP in a GenBank Accession Number that is identified with both an accession version and an index. At the request of Pharmacia, Pharmacia and Genaissance shall meet at Genaissance's facility in New Haven, CT to review the Initial SNP List of prior to acceptance by Pharmacia. In addition, Pharmacia and Genaissance shall agree on a set of [**] SNPs from the HAP Database to be used as "control SNPs" for the Initial SNP List. All SNPs from the Initial SNP List that are accepted by Pharmacia as well as the "control" SNPs shall be designated the "Final SNP List" and included in the HAP(TM) Typing Project and appended to Exhibit C hereto.

           (c) Pharmacia shall have the right to propose SNPs [**] that are not in the HAP(TM) Database for inclusion in the Final SNP List ("Pharmacia Proposed SNPs").

     2.2 CUSTOM SNP DISCOVERY SERVICE. Upon request by Pharmacia, Genaissance will perform custom SNP discovery (each such SNP discovered a "Custom SNP") in the Index Repository for genes that are not in the HAP Database for a fee of [**] dollars ($[**]) [**]. For example, [**], then the charge to Pharmacia would be [**] dollars ($[**]). Pharmacia will provide Genaissance with sufficient sequence information to enable Genaissance to design appropriate amplification primers for each region of the gene that Pharmacia wants to sequence. [**] pursuant to this Section [**]; provided that, [**].

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     2.3   PERFORMANCE OF HAP(TM) TYPING PROJECT. The HAP(TM) Typing Project
will be done in one stage (but the quality testing and plating of the DNA will be done as and when the samples are received), with [**] genomic DNA samples analyzed using the procedures described below.

     2.4 GENOTYPING PLATFORMS. Genaissance will recommend to and, prior to use, agree with Pharmacia the most appropriate genotyping platform for genotyping each SNP specified in the HAP Typing Project. Currently available platforms include [**].

     2.5 DNA SAMPLES. Pharmacia will provide Genaissance with [**] genomic DNA samples. Pharmacia shall have the right to provide additional samples to Genaissance for genotyping subject to payment of the fee provided in Section 4.3.2(b).

           REQUIRED QUANTITY AND INFORMATION. Pharmacia will send Genaissance [**] nanograms/SNP of genomic DNA from each patient to be genotyped in vials. Genaissance will perform quality testing on the genomic DNA samples as described below. Upon completion of quality testing, Genaissance will dispense aliquots of the DNA samples into ninety-six (96) well plates for the per sample fee set forth in Section 4.1. [**].

           QUALITY TESTING. Genaissance will confirm the concentration and purity of each DNA sample by [**]. Genaissance will also test the ability of each DNA sample to undergo IN VITRO enzymatic amplification[**], which yield [**] as a result of the [**] and analysis by [**]. Prior to performing any Genotyping Assays for SNPs set forth in the HAP Typing Project, Genaissance will provide to Pharmacia a written report describing the quality tests done and listing any DNA samples whose DNA quantity or quality is below Genaissance's minimum standards (as described in Exhibit D) for which it will provide the guarantees set forth in Section 2.5. [**].

     2.6 DELIVERY OF RESULTS. Genaissance will use its best efforts to deliver to Pharmacia the HAP(TM) Typing Project Results for each set of DNA samples within [**] after DNA quality testing and agreement by Pharmacia on which samples are suitable for genotyping. Genaissance guarantees that it will deliver a Genotype for at least [**]% of the Data Points. Genaissance further guarantees that greater than [**]% of the delivered Genotypes will be accurate provided that (a) Genaissance has previously validated the accuracy of a Genotyping Assay for each selected SNP in its Index Repository, or (b) Pharmacia provides a control DNA sample that is known to be heterozygous for the SNP to be analyzed. The HAP(TM) Typing Project Results shall be delivered [**] as set forth in
Section 3.3 below.

     2.7 UNUSED DNA. Upon completion of the HAP Typing Project, Genaissance will return to Pharmacia any unused ninety six (96) well plates of the DNA samples.

     2.8 NO INFRINGEMENT OF THIRD PARTY RIGHTS. Genaissance shall not be obligated to generate Genotypes or Haplotypes for any SNP specified in the HAP Typing Project if Genaissance reasonably believes, with the advice of its counsel and after

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consultation with Pharmacia, that such action would infringe upon the intellectual property rights of a Third Party.

     2.9 ADDITION OF GENES IN THE GENE LIST TO THE HAP DATABASE. Genaissance agrees that any genes in the Gene List that are not in the HAP Database, as of the date Genaissance receives the Gene List, [**] delivered after receipt of the Gene List.

                                    ARTICLE 3

                   HAP MARKER LICENSE AND OPTIONS FOR SOFTWARE

     3.1 RESEARCH LICENSE TO SNPS IN THE FINAL SNP LIST AND TO GENAISSANCE GENOTYPING ASSAYS. Subject to payment by Pharmacia of the fee specified in
Section 4.2, Genaissance hereby grants Pharmacia a worldwide, non-exclusive, perpetual and royalty-free right and license, without the right to sublicense, under the Genaissance Patent Rights and Genaissance Know-How to use all SNPs in the Final SNP List and Genaissance Genotyping Assays for such SNPs solely for internal research purposes.

     3.2 RESEARCH LICENSE TO CERTAIN HAP MARKERS. Subject to payment by Pharmacia of the fee specified in Section 4.2, Genaissance hereby grants Pharmacia a worldwide, non-exclusive, perpetual and royalty-free right and license, without the right to sublicense, under the Genaissance Patent Rights and Genaissance Know-How to use solely for internal research purposes any HAP Marker that is identical to a Haplotype in the HAP Typing Project Results.

     3.3 OPTION FOR LICENSE TO HAP MARKERS IN THE HAP DATABASE. Subject to the terms of this Agreement and payment of the applicable license fee set forth in
Section 4.4, Genaissance hereby grants Pharmacia an option to obtain a worldwide, non-exclusive, perpetual and royalty-free right and license on a per gene basis under the Genaissance Patent Rights and Genaissance Know-How to use all HAP(TM) Markers and Genaissance Genotyping Assays for genes in the Gene List, including, if Pharmacia exercises the option set forth in Section 3.4, access to the HAP(TM) Focus Database, for the research, development and commercialization of pharmaceutical and diagnostic products. Pharmacia shall have [**] from the date it receives the HAP(TM) Typing Project Results to notify Genaissance in writing of those genes from the Gene List for which it desires to exercise such option and for which the license fees provided in Section 4.4 shall apply.

     3.4 OPTION FOR NON-EXCLUSIVE LICENSE TO THE DECOGEN INFORMATICS PLATFORM AND HAP FOCUS(TM) DATABASE SCHEMA. Subject to the terms of this Agreement, Genaissance hereby grants to Pharmacia an option, during the Option Period, to obtain, a non-exclusive right and license under Genaissance Patent Rights and Genaissance Know-How to use the DECOGEN Informatics Platform and HAP FOCUS(TM) Database Schema for its internal research and development purposes at a single site during the License Period. Pharmacia may exercise this option at any time during the Option Period by notifying Genaissance in writing of the expected Installation Date and paying the appropriate license fee set forth in Section 4.5.

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     3.5   OPTION FOR NON-EXCLUSIVE LICENSE TO THE HAP BUILDER SOFTWARE. Subject
to the terms of this Agreement, Genaissance hereby grants to Pharmacia an option, during the Option Period, to obtain, a non-exclusive right and license under Genaissance Patent Rights and Genaissance Know-How to use the HAP Builder Software for its internal research and development purposes at a single site during the License Period. Pharmacia may exercise this option at any time during the Option Period by notifying Genaissance in writing of the expected Installation Date and paying the appropriate license fee set forth in Section 4.6.

     3.6 Pharmacia's use of any or all of the Genaissance software products licensed pursuant to section 3.4 or 3.4 shall be subject to the following conditions:

           (a) To the extent that a software product incorporates or requires the use of any commercially available operating system software that is licensed by Genaissance from a Third Party as described in Exhibit A, as may be supplemented from time to time, Pharmacia shall be responsible for obtaining any necessary license and paying all fees and charges associated with Pharmacia's use of any such software;

           (b) Pharmacia agrees to use the software product(s) only for the internal purposes of Pharmacia in accordance with the terms and conditions of this Agreement and not to use the software product(s) for processing data for Third Parties or to make the software product(s) available to Third Parties;

           (c) Pharmacia may utilize the software product(s) on multiple computers; the software product(s) will be installed on a database server at the single installation site specified in Exhibit B, PROVIDED THAT (i) Pharmacia may access the software product(s) at the installation site from computers at other remote sites and (ii) [**];

           (d) Pharmacia agrees to make copies of the software product(s) only to the extent reasonably necessary for the exercise of its rights hereunder, and that all such copies will be treated as Confidential Information of Genaissance and further agrees to establish reasonable security measures to prevent copies of the software product(s) from being made available to Third Parties;

           (e) Except with the express written permission of Genaissance, Pharmacia agrees that it will not attempt to reverse engineer, reverse compile or otherwise obtain access to the source code of the software product(s); and

           (f) Pharmacia may not adapt or modify the software product(s) without the express written permission of Genaissance.

     3.7 INSTALLATION, TRAINING, SUPPORT AND UPDATES. Genaissance shall install any licensed software product(s) at the Pharmacia site specified in Exhibit B at a time mutually agreed upon by the parties. Genaissance will provide [**] of on-site training, installation documentation, and a user manual. For the duration of the License Period, phone or email support will also be available to Pharmacia between the hours of 8:30 A.M. and 5:30 P.M. (Eastern Standard Time) Mondays through Fridays, except when

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Genaissance is officially closed (e.g., for holidays or weather emergencies).
Genaissance shall provide any updates on a quarterly basis.

                                    ARTICLE 4

                                    PAYMENTS

     4.1 DNA HANDLING. Pharmacia will pay Genaissance [**] for dispensing DNA samples sent by Pharmacia into ninety-six (96) well plates.

     4.2 SNP SELECTION AND HAP MARKER RESEARCH LICENSE FEE. Within [**] days after delivery of the Gene List to Genaissance, Pharmacia will pay Genaissance a fee of [**] dollars ($[**]) [**]. This fee covers the selection and license fee for those SNPs in the Final SNP List that are from the HAP Database, as well as any HAP Markers that are identical to Haplotypes in the HAP Typing Project Results and is based on a rate of [**] dollars ($[**]) [**] [**]. If the Final SNP List contains more SNPs than the number paid for, Pharmacia will pay for the difference between the actual fee and the amount paid within [**] days after acceptance by Pharmacia of the Final SNP List. If the Final SNP List contains a fewer number of SNPs than paid for, Genaissance will reimburse Pharmacia for the difference between the actual fee and the amount paid within [**] day after acceptance by Pharmacia of the Final SNP List. If Pharmacia exercises the option in Section 3.2, the above payment will be credited towards the applicable licensee fees in section 4.4.

     4.3 HAP(TM) TYPING SERVICE FEE. Pharmacia will pay Genaissance the following fees.

           4.3.1 ASSAY SET-UP FEE. Within [**] days of agreement of the SNPs to be included in the HAP(TM) Typing Project AS described in Section 2.1, Pharmacia will pay Genaissance a nonrefundable Assay Setup Fee of [**] dollars ($[**]) [**] in the HAP Typing Project, (e.g., if [**], the total Assay Setup Fee would be equal to [**] dollars ($[**])).

           4.3.2 ASSAY PERFORMANCE FEE. Within [**] days of receipt of an invoice for work performed and delivery of the HAP Typing Project Results for the DNA samples as described in Section 2.2.3, and after acceptance of the HAP Typing Project Results by Pharmacia, Pharmacia will pay Genaissance a fee of (a) $[**] and (b) a fee of $[**].

     4.4 RESEARCH AND COMMERCIAL LICENSE FEE FOR HAP(TM) MARKERS. For those genes licensed by Pharmacia pursuant to Section 3.3, Pharmacia will pay Genaissance a one-time non-refundable fee on a per gene basis as follows:

     -     For [**], $[**];

     -     For [**], $[**];

     -     For [**], $[**].

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     For the sake of clarity, (i) any fees due to Genaissance as provided above
[**] and (ii) after payment of the above license fees, the license granted to Pharmacia pursuant to Section 3.3 shall be fully paid and irrevocable.

     4.5 DECOGEN INFORMATICS SYSTEM LICENSE FEE. In the event Pharmacia exercises the license option granted to Pharmacia pursuant to Section 3.4, Pharmacia will pay Genaissance a nonrefundable license fee of [**] dollars ($[**]) within [**] days of the Installation Date. Pharmacia may renew this license for additional one-year periods by providing Genaissance [**] days written notice prior to the end of the Initial License Period or the then current one-year period and paying an additional nonrefundable fee of [**] dollars ($[**]) by the end of the Initial License Period or the then current one-year period.

     4.6 HAP(TM) BUILDER SOFTWARE LICENSE FEE. In the event Pharmacia exercises the license option granted to Pharmacia pursuant to Section 3.5, Pharmacia will pay Genaissance a nonrefundable license fee of [**] dollars ($[**]) within [**] days of the Installation Date. Pharmacia may renew this license for additional one-year periods by providing Genaissance [**] days written notice prior to the end of the Initial License Period or the then current one-year period and paying an additional nonrefundable fee of [**] dollars ($[**]) by the end of the Initial License Period or the then current one-year period.

     4.7 INTEREST ON LATE PAYMENTS. Any payments by Pharmacia to Genaissance that are not paid on or before [**] days after the date such payments are due under this Agreement shall bear interest per month, to the extent permitted by applicable law, at [**]percent ([**]%) per month, calculated on the total number of days payment is delinquent; PROVIDED, HOWEVER, that interest shall not accrue pursuant to this Section 4.7 on any amounts payable under this Agreement with respect to which payment is disputed in good faith; PROVIDED, FURTHER that interest shall accrue pursuant to this Section 4.7 once such dispute has been resolved if payment is not made promptly thereafter.

     4.8 MANNER OF PAYMENT. Payments to be made by Pharmacia to Genaissance under this Agreement shall be payable in United States dollars and shall be paid by bank wire transfer in immediately available funds to such bank account in the State of Connecticut as is designated in writing by Genaissance from time to time.

                                    ARTICLE 5

                              INTELLECTUAL PROPERTY

     5.1 OWNERSHIP OF DECOGEN INFORMATICS PLATFORM, HAP FOCUS DATABASE SCHEMA, AND HAP BUILDER SOFTWARE. Subject to the rights and licenses granted to Pharmacia under this Agreement, and subject to any pre-existing rights of Third Parties, Genaissance shall have sole ownership of the DECOGEN Informatics Platform, the HAP FOCUS Database Schema, the HAP Builder Software, and all HAP Markers licensed to Pharmacia pursuant to Section 3.2 and 3.3.

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     5.2   OWNERSHIP OF GENAISSANCE GENOTYPING ASSAYS. Subject to any
pre-existing rights of Pharmacia or Third Parties, Genaissance shall own the Genaissance Genotyping Assays.

     5.3 OWNERSHIP OF HAP TYPING PROJECT RESULTS. Subject to any rights of Genaissance existing as of the date that Genaissance receives the Gene List or rights of Third Parties, and subject to the Section 5.2, Pharmacia shall have sole ownership of the HAP(TM) Typing Project Results, including (i) Haplotypes generated by the HAP(TM) Typing Project and (ii) all Genotyping Assays to SNPS proprietary to Pharmacia or to SNPs in genes that are proprietary to Pharmacia, and all discoveries or inventions made by Pharmacia that use the HAP(TM) Typing Results, the DECOGEN Informatics System, or the HAP Builder Software. Pharmacia shall be entitled to usE the HAP(TM) Typing Project Results for any purposes it sees fit without further obligation to Genaissance, PROVIDED THAT this sectionn shall not in any way be deemed to grant Pharmacia any licenses to use any HAP Markers beyond those licenses expressly granted in this Agreement.

     5.4 NO GRANT OF OTHER TECHNOLOGY OR PATENT RIGHTS. Except as otherwise expressly provided in this Agreement, under no circumstances shall a party hereto, as a result of this Agreement, obtain any ownership interest in or other right to any technology, know-how, patents, patent applications, data, products, or biological materials of the other party, including items owned, controlled or developed by the other party, or transferred by the other party to said party, at any time pursuant to this Agreement.

     5.5 THIRD PARTY PATENTS. Pharmacia acknowledges that, in order to discover, develop and/or commercialize one or more products using the HAP Typing Project Results or licensed HAP Markers, if any, it may require licenses under Third Party Patent Rights, and Pharmacia hereby agrees that it shall be its sole responsibility to satisfy itself as to the need for such licenses and, if necessary, to obtain such licenses.

                                    ARTICLE 6

                                 CONFIDENTIALITY

     6.1 PHARMACIA INFORMATION. For purposes of this Agreement, the term "Pharmacia Information" will mean any and all of the HAP(TM) Typing Project, HAP(TM) Typing Project Results, written reports about the foregoing (other than Genaissance Genotyping Assays) and aLL data, know-how, technical and non-technical materials which Pharmacia may deliver or disclose in writing to Genaissance pursuant to this Agreement, that is marked "Confidential," and all oral material which Pharmacia declares to be confidential and confirms such declaration in writing within [**] days of disclosure.

     6.2 GENAISSANCE INFORMATION. For purposes of this Agreement, the term "Genaissance Information" will mean the DECOGEN Informatics Platform, the HAP FOCUS Database Schema, the HAP Builder Software, Genaissance Genotyping Assays, HAP Markers and all related know-how which Genaissance may deliver or disclose in writing to Pharmacia pursuant to this Agreement, that is stamped "Confidential," and all related oral material which Genaissance declares to be confidential and confirms such declaration in writing within [**] days of disclosure. Pharmacia Information and Genaissance Information may be referred to herein as "Information".

     6.3 CONFIDENTIALITY AND NONUSE OBLIGATIONS. Except as otherwise provided in this Article 6, during the term of this Agreement and for a period of ten
(10) years thereafter, each party agrees to maintain the other party's Information in confidence with the same degree of care it holds its own confidential information and agrees to use the other party's Information solely for the purposes specifically authorized under this Agreement.

     6.4 EXCEPTIONS TO CONFIDENTIALITY. The receiving party's obligation of non-disclosure and the limitations upon the right to use the disclosing party's Information will not apply to the extent that the receiving party can demonstrate by its written records that the Information: (a) was in its possession prior to the time of disclosure by the disclosing party; (b) is or becomes public knowledge through no fault or omission of the receiving party;
(c) is obtained by the receiving party from a third party under no obligation of confidentiality to the disclosing party; (d) is disclosed by the receiving party pursuant to an order or demand issued by a court or governmental agency or as otherwise required by law; PROVIDED, HOWEVER, that the receiving party notifies the other party prior to disclosure, giving such other party sufficient advance notice to permit it to seek a protective order or other similar order with respect to such Information AND PROVIDED, FURTHER, that the receiving party furnishes only that portion of the Information which it is advised by counsel is legally required whether or not a protective order or other similar order is obtained by the other party; or (e) where the receiving party reasonably believes such disclosure is reasonably necessary or appropriate to fulfill its obligations or exercise its rights under this Agreement, with such disclosure being limited to (i) consultants, collaborators, Affiliates, and clinical investigators, on a need-to-know basis and on condition that such entities or persons agree to keep the Information confidential for the same time periods and to the same extent as such party is required to keep the Information confidential; and (ii) government or other regulatory authorities to the extent that such disclosure is reasonably necessary to obtain patents or authorizations to conduct clinical trials of, and to commercially market, products.

     6.5 PUBLICATION. In the event that a party desires to publish or present any Information of the other party, then the proposed disclosure shall be subject to the prior review by the other party solely to determine (i) whether the proposed disclosure contains the Information of the other party and (ii) whether any Information contained in the proposed disclosure should be the subject of a patent application prior to such disclosure; provided that in no event shall Genaissance publish or present any Pharmacia Information. In the event Pharmacia determines to publish or present any of the HAP(TM) Typing Project Results, it will appropriately acknowledge the role of Genaissance in the HAP(TM) Typing Project. Each party shall provide the other party with the opportunity to review any proposed abstract, manuscript or presentation which discloses Information of the other party by delivering a copy thereof to the other party no less than [**] days before its intended submission for publication or presentation. The other party shall have [**] days from its receipt of any such abstract, manuscript or presentation in which to notify the party in writing of any specific objections to the disclosure, based on either the need to seek patent protection or concern regarding the specific disclosure of the Confidential Information of such party. In the event a party objects to the disclosure, the other party agrees not to submit the publication or make the presentation containing the objected-to information until the party is given a reasonable additional period of time (not to exceed an additional [**] days) to seek patent protection for any material in the disclosure which it believes is patentable or, in the case of Information, to allow the party to delete any Information of such party from the proposed disclosure. Each party agrees to delete from the proposed disclosure any Information of the other party upon request.

                                    ARTICLE 7

                         REPRESENTATIONS AND WARRANTIES

     7.1 REPRESENTATIONS, WARRANTIES AND COVENANTS OF GENAISSANCE. Genaissance represents and warrants to and covenants with Pharmacia that:

           (a) Genaissance is a corporation duly organized, validly existing and in corporate good standing under the laws of Delaware;

           (b) Genaissance has the legal right, authority and power to enter into this Agreement, and to extend the rights and licenses granted to Pharmacia in this Agreement;

           (c) Genaissance has taken all necessary action to authorize the execution, delivery and performance of this Agreement;

           (d) Upon the execution and delivery of this Agreement, this Agreement shall constitute a valid and binding obligation of Genaissance enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' and contracting parties' rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

           (e) The performance of its obligations under this Agreement will not conflict with its charter documents or result in a breach of any agreements, contracts or other arrangements to which it is a party; and

           (f) Genaissance will not during the term of this Agreement enter into any agreements, contracts or other arrangements that would be inconsistent with its obligations under this Agreement.

           (g) It is not debarred under subsections 306(a) or (b) of the US Federal Food. Drug, and Cosmetic Act (or US Generic Drug Enforcement Act of 1992; 21 USC 335(a) or (b)) and, that it will not use in any capacity the services of any person debarred under such law in the performance of this Agreement.

           (h) As of the Effective Date, Genaissance has received no notice of infringement or misappropriation of any alleged rights asserted by any Third Party in relation to any technology of Genaissance to be used in connection with this Agreement.

           (i) The operability of the DECOGEN Informatics Platform has been validated by Genaissance from a quality assurance perspective and, upon request from Pharmacia, Genaissance will provide Pharmacia documentation demonstrating such validation.

     7.2 REPRESENTATIONS, WARRANTIES AND COVENANTS OF PHARMACIA. Pharmacia represents and warrants to and covenants with Genaissance that:

           (a) Pharmacia is a corporation duly organized, validly existing and in corporate good standing under the laws of Delaware;

           (b) Pharmacia has the legal right, authority and power to enter into this Agreement;

           (c) Pharmacia has taken all necessary action to authorize the execution, delivery and performance of this Agreement;

           (d) Upon the execution and delivery of this Agreement, this Agreement shall constitute a valid and binding obligation of Pharmacia enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' and contracting parties' rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

           (e) The performance of its obligations under this Agreement will not conflict with Pharmacia's charter documents or result in a breach of any agreements, contracts or other arrangements to which it is a party;

           (f) All products or services requested by Pharmacia hereunder are solely for uses reasonably related to the development and commercialization of products; and

     7.3 LIMITED WARRANTIES RELATING TO PERFORMANCE OF THE DECOGEN INFORMATICS PLATFORM. Genaissance warrants that the DECOGEN Informatics Platform delivered to Pharmacia represents the latest version of the DECOGEN Informatics Platform that is available to licensees. Genaissance does not represent that the operations of the DECOGEN Informatics Platform will be trouble-free or that the DECOGEN Informatics Platform contains no errors. Genaissance's only obligation to Pharmacia with respect to the DECOGEN Informatics Platform will be to use reasonable efforts consistent with its normal business practices to promptly correct any errors; in no event more than thirty (30) days after becoming aware of the errors, to notify Pharmacia immediately after becoming aware of the errors and to otherwise support Pharmacia as provided in Section 3.5.

     7.4 WARRANTY DISCLAIMER. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY WITH RESPECT TO THE HAP TYPING PROJECT RESULTS, HAP FOCUS DATABASE, DECOGEN INFORMATICS PLATFORM, PATENT RIGHTS, GOODS, SERVICES OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND HEREBY DISCLAIMS WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT WITH RESPECT TO ANY AND ALL OF THE FOREGOING. IN ADDITION, PHARMACIA ACKNOWLEDGES THAT THE HAP FOCUS DATABASE MAY CONTAIN INFORMATION THE ACQUISITION OR USE OF WHICH IS COVERED BY ONE OR MORE VALID PATENTS OF THIRD PARTIES. GENAISSANCE MAKES NO REPRESENTATION OR WARRANTIES WITH RESPECT TO PHARMACIA'S USE OF THE INFORMATION TO BE PROVIDED TO IT HEREUNDER. GENAISSANCE MAKES NO WARRANTY THAT THE HAP FOCUS DATABASE DOES NOT CONTAIN ERRORS.

     7.5 LIMITED LIABILITY. NOTWITHSTANDING ANYTHING ELSE IN THIS AGREEMENT OR OTHERWISE TO THE CONTRARY, NEITHER GENAISSANCE NOR PHARMACIA WILL BE LIABLE WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR (I) ANY PUNITIVE, EXEMPLARY, INCIDENTAL OR CONSEQUENTIAL DAMAGES OR LOST PROFITS OR (II) COST OF PROCUREMENT OF SUBSTITUTE GOODS, TECHNOLOGY OR SERVICES.

                                    ARTICLE 8

                                    INDEMNITY

     8.1 PHARMACIA INDEMNITY OBLIGATIONS. Pharmacia agrees to defend, indemnify and hold Genaissance, its employees, directors, officers and agents harmless from all claims, losses, damages or expenses (including attorneys' fees) arising as a result of (a) actual or asserted violations of any applicable law or regulation by Pharmacia in (i) obtaining informed consent relating to the HAP Typing Service provided by Genaissance pursuant to this Agreement or (ii) using the HAP Typing Project Results or licensed HAP Markers in researching, developing, manufacturing, distributing or selling any products; (b) claims for bodily injury, death or property damage attributable to the manufacture, distribution, sale or use of any products by Pharmacia that are based on or incorporate the HAP Typing Project Results or licensed HAP Markers; (c) the negligence, recklessness or intentional misconduct of Pharmacia in connection with activities under this Agreement or (d) a breach of any of the warranties made hereunder by Pharmacia.

     8.2 GENAISSANCE INDEMNITY OBLIGATIONS. Genaissance agrees to defend, indemnify and hold Pharmacia and its employees, directors, officers and agents harmless from all claims, losses, damages or expenses (including attorneys' fees) arising as a result of:(a) claims for bodily injury, death or property damage arising out of the performance by Genaissance of any activities under this Agreement; (b) the negligence, recklessness or intentional misconduct of Genaissance in connection with its activities under this Agreement or (c) a breach of any of the warranties made hereunder by Genaissance.

     8.3 LIMITATION ON INDEMNITY OBLIGATIONS. Neither party or its respective employees and agents shall be entitled to the indemnities set forth in Section 8.1, 8.2 or 8.3 where the claim, loss, damage or expense for which indemnification is sought was caused by a grossly negligent or intentional act or omission by such party, its directors, officers, employees or authorized agents.

     8.4 INFRINGEMENT INDEMNIFICATION. Pharmacia shall indemnify, defend and hold Genaissance and its employees and agents harmless from all claims, losses, damages or expenses (including attorneys' fees) arising out of or resulting from any claims, judgments or adjudications against Genaissance that the genotyping of any SNP in the Final SNP List or use of any HAP Typing Project Results infringes any patent, trade secret or similar proprietary rights of a Third Party. This infringement indemnification shall be limited to U.S. patents claiming use of the genes and detection of the SNPs in the Final SNP List.

     8.5 PROCEDURE. If the party being indemnified hereunder or its respective employees or agents (the "Indemnitee") intends to claim indemnification under this Article 8, the Indemnitee shall promptly notify the other party (the "Indemnitor") of any loss, claim, damage, liability or action in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall assume the defense thereof; PROVIDED, HOWEVER, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitor, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other party represented by such counsel in such proceedings. The indemnity agreement in this Article 8 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld unreasonably. The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Article 8, but the omission so to deliver notice to the Indemnitor will not relieve it of any liability that it may have to any Indemnitee otherwise than under this Article
8. The Indemnitee under this Article 8, its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action, claim or liability covered by this indemnification. The Indemnitor shall additionally be liable to pay the reasonable legal costs and attorneys' fees incurred by the Indemnitee in establishing its claim for indemnity.

                                    ARTICLE 9

                           EXPIRATION AND TERMINATION

     9.1   EXPIRATION.

           9.1.1 EFFECT OF EXPIRATION OF THE LICENSE PERIOD. Upon the expiration of the License Period, Pharmacia shall return to Genaissance or destroy all copies of the DECOGEN Informatics Platform, the HAP FOCUS Database and the HAP(TM) Builder Software, including the deletion of all such copies from all computers on which such database or software has been installed, PROVIDED, HOWEVER, that Pharmacia shall not be obligated to return to Genaissance or delete data from the HAP FOCUS Database that has been integrated into other databases. Upon the expiration of the License Period, Genaissance shall return to Pharmacia or destroy all copies of Pharmacia Information.

           9.1.2 TERM OF AGREEMENT. Unless this Agreement is sooner terminated in accordance with the provisions of this Article 9, this Agreement shall expire upon the later of the expiration of the License Period and one year after the Effective Date.

     9.2   EVENTS OF DEFAULT.

           9.2.1 DEFAULT BY EITHER PARTY. An Event of Default shall have occurred upon (i) the occurrence of a material breach of this Agreement (other than an Event of Default described in Section 9.2.2) if the breaching party fails to remedy such breach within ninety (90) days after written notice thereof by the non-breaching party or (ii) the bankruptcy, insolvency, dissolution or winding up of a party.

           9.2.2 DEFAULT BY PHARMACIA. An Event of Default shall have occurred if Pharmacia fails to make any payments due hereunder, thirty (30) days after Genaissance delivers written notice thereof to Pharmacia specifying such failure and its claim of right to terminate, unless Pharmacia makes such payments plus interest within such thirty (30) day period or disputes such claim by Genaissance.

     9.3   EFFECT OF AN EVENT OF DEFAULT.

           9.3.1 REMEDIES AVAILABLE TO GENAISSANCE. In the event that an Event of Default occurs attributable to Pharmacia and Pharmacia fails to cure such default during any applicable cure period, Genaissance shall have the right, at its option exercisable in its sole discretion, in addition to any other rights or remedies available to it at law or in equity, to terminate this Agreement upon written notice thereof to Pharmacia, in which case (i) the option rights, or if Pharmacia has exercised such options, the licenses, granted to Pharmacia pursuant to Sections 3.3 and 3.4 shall terminate and (ii) any and all information and materials provided by Genaissance pursuant to this Agreement (including, without limitation, all copies of the HAP Focus Database, DECOGEN Informatics Platform and HAP Builder Software), and any copies thereof (including electronic copies) shall be promptly returned by Pharmacia to Genaissance, and Pharmacia shall delete all copies of the HAP FOCUS Database, DECOGEN(TM) Informatics Platform and HAP Builder Software from all computers at its site on which such information has been installed or transmitted, provided that Pharmacia may generate and use copies of the HAP Typing Results or other data that Pharmacia has incorporated into the HAP FOCUS Database.

           9.3.2 REMEDIES AVAILABLE TO PHARMACIA. In the event that an Event of Default occurs attributable to Genaissance and Genaissance fails to cure such default within the applicable cure period, then Pharmacia shall have the right, at its option exercisable in its sole discretion, to seek any rights or remedies available to it at law or in equity, subject to the limitations set forth in
Section 7.5 and Section 10.6 hereof.

     9.4 EFFECT OF EXPIRATION OR TERMINATION OF AGREEMENT. The expiration or termination of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination. The provisions of Articles 5, 6, 8, 9 and 10 and Sections 7.4 and 7.5 hereof, as well as any license to HAP Markers granted pursuant to Sections 3.1 and 3.2, shall survive the expiration or termination of this Agreement.

                                   ARTICLE 10

                                  MISCELLANEOUS

     10.1 FORCE MAJEURE. Neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected party, including but not limited to fire, floods, embargoes, war, acts of war (whether war is declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other party; PROVIDED, HOWEVER, that the party so affected shall use reasonable commercial efforts to avoid or remove such causes of nonperformance, and shall continue performance hereunder with reasonable dispatch whenever such causes are removed. Either party shall provide the other party with prompt written notice of any delay or failure to perform that occurs by reason of FORCE MAJEURE. The parties shall mutually seek a resolution of the delay or the failure to perform as noted above.

     10.2 ASSIGNMENT. This Agreement may not be assigned or otherwise transferred by either party without the consent of the other party; PROVIDED, HOWEVER, that either Genaissance or Pharmacia may, without such consent, assign its rights and obligations under this Agreement (i) to any Affiliate, or (ii) in connection with a merger, consolidation or sale of substantially all of such party's assets to an unrelated Third Party; PROVIDED, HOWEVER, that such party's rights and obligations under this Agreement shall be assumed by its successor in interest in any such transaction and shall not be transferred separate from all or substantially all of its other business assets, including those business assets that are the subject of this Agreement. Any purported assignment in violation of the preceding sentence shall be void. Any permitted assignee shall assume all obligations of its assignor under this Agreement.

     10.3 SEVERABILITY. Each party hereby agrees that it does not intend to violate any public policy, statutory or common laws, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or association of countries. Should one or more provisions of this Agreement be or become invalid, the parties hereto shall substitute, by mutual consent, valid provisions for such invalid provisions which valid provisions in their economic effect are sufficiently similar to the invalid provisions that it can be reasonably assumed that the parties would have entered into this Agreement with such valid provisions. In case such valid provisions cannot be agreed upon, the invalidity of one or several provisions of this Agreement shall not affect the validity of this Agreement as a whole, unless the invalid provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the parties would not have entered into this Agreement without the invalid provisions.

     10.4 NOTICES. Any consent, notice or report required or permitted to be given or made under this Agreement by one of the parties hereto to the other shall be in writing, delivered personally or by facsimile (and promptly confirmed by telephone, personal delivery or courier) or courier, postage prepaid (where applicable), addressed to such other party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and shall be effective upon receipt by the addressee.

        If to Genaissance:       Genaissance Pharmaceuticals, Inc.
                                 Five Science Park
                                 New Haven, Connecticut 06511
                                 Attention: Chief Executive Officer
                                 Telephone: (203) 773-1450
                                 Facsimile: (203) 562-9377

        If to Pharmacia:         Pharmacia Corporation
                                 100 Route 206 North
                                 Peapack, New Jersey 07977
                                 Attention: Executive Director Pharmacogenomics
                                 Telephone: (908) 901 8466
                                 Facsimile: (908) 901 1850

        With a copy to:          Pharmacia Corporation
                                 100 Route 206 North
                                 Peapack, New Jersey 07977
                                 Attention: General Counsel
                                 Telephone: (908) 901 8810

     10.5 APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut, without giving effect to the choice of laws provisions thereof.

     10.6  DISPUTE RESOLUTION.

           10.6.1 The parties hereby agree that they will attempt in good faith to resolve any controversy or claim arising out of or relating to this Agreement promptly by negotiations. If a controversy or claim should arise hereunder, the matter shall be referred to an individual designated by the Chief Executive Officer (or the equivalent position) of Genaissance and an individual designated by the Vice President of Commercial Development (or the equivalent position) of Pharmacia (the "Representatives"). If the matter has not been resolved within thirty (30) days of the first meeting of the Representatives of the parties (which period may be extended by mutual agreement) concerning such matter, subject to rights to injunctive relief and specific performance, and unless otherwise specifically provided for herein, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, will be settled as set forth in Section 10.6.2.

           10.6.2 All disputes arising in connection with this Agreement shall be finally settled by binding arbitration conducted in New York, New York under the Commercial Arbitration Rules of the American Arbitration Association by a single arbitrator appointed in accordance with said Rules. Notwithstanding the above, either party has the right to bring suit in a court of competent jurisdiction against the other party for (i) any breach of such other party's duties of confidentiality pursuant to Article 6 of this Agreement and (ii) any infringement of its own proprietary rights by the other party. Judgment upon the arbitrator's award may be entered in any court of competent jurisdiction. The award of the arbitrator may include compensatory damages against either party, but under no circumstances will the arbitrator be authorized to, nor shall he, award punitive damages or multiple damages against either party. The parties agree not to institute any litigation or proceedings against each other in connection with this Agreement except as provided in this Section 10.6.

     10.7 ENTIRE AGREEMENT. This Agreement, together with the exhibits hereto, contains the entire understanding of the parties with respect to the subject matter hereof. All express or implied agreements and understandings, either oral or written, heretofore made are expressly merged in and made a part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both parties hereto.

     10.8 PUBLICITY. Except as required by law, Genaissance and Pharmacia each agree not to disclose the existence or any terms or conditions of this Agreement to any Third Party; provided that either party may disclose this Agreement to a Third Party in connection with a merger, consolidation or sale of substantially all of such party's assets to such Third Party. Any such disclosure by Genaissance shall be provided to Pharmacia for review and approval prior to release.

     10.9 HEADINGS. The captions to the several Articles and Sections hereof are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several Articles and Sections hereof.

     10.10 NO PARTNERSHIP. It is expressly agreed that the relationship between Genaissance and Pharmacia shall not constitute a partnership, joint venture or agency. Neither Genaissance nor Pharmacia shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior consent of the other party to do so.

     10.11 EXPORTS. The parties acknowledge that the export of technical data, materials or products is subject to the exporting party receiving any necessary export licenses and that the parties cannot be responsible for any delays attributable to export controls which are beyond the reasonable control of either party. Genaissance and Pharmacia agree not to export or re-export, directly or indirectly, any information, technical data, the direct product of such data, samples, or software received or generated under this Agreement in violation of any applicable export control laws or governmental regulations. Genaissance and Pharmacia agree to obtain similar covenants from their licensees, sublicensees and contractors with respect to the subject matter of this Section.

     10.12 WAIVER. The waiver by either party hereto of any right hereunder or the failure to perform or of a breach by the other party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other party whether of a similar nature or otherwise.

     10.13 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have caused their duly authorized officer to execute and deliver this Agreement as of the latest date set forth below.

GENAISSANCE PHARMACEUTICALS, INC.

By:   /s/ K. Nandabalan                                 Date: 12/13/02
   -----------------------------------                        ------------

Name:     Krishnan Nandabalan
     ---------------------------------

Title:    VP, Business Development
      --------------------------------

PHARMACIA& UPJOHN COMPANY

BY:   /s/ T.D. LITHGOW                                  DATE: 12/12/02
   ------------------------------------                       ------------

Name:     Theodore D. Lithgow
     ---------------------------------

Title:    VP, Commercial Development
      --------------------------------

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                                   EXHIBIT A

Description of the DecoGen(R) Informatics System

DECOGEN(R) BROWSER SOFTWARE

   - DESCRIPTION: The DECOGEN Browser software allows a user to browse genes, polymorphism data and clinical data; perform association analysis; calculate linkage disequilibrium; view Haplotype phylogenies; create and save projects based on clinical cohorts. The browser only operates on genes for which Haplotypes have been built. Statistical analyses are run using SAS. The gene structure, SNPs, Genotypes, and Haplotypes must be in the HAP FOCUS Database for each gene to be viewed. DECOGEN(R) DataManager software and gene structures are required to load customer-created SNPs, Genotypes and Haplotypes. Additional gene structures may be added to the HAP FOCUS Database via purchase of additional software or custom services from Genaissance.

   - PHARMACIA PROVIDES: Hardware for database server, file server and desktop clients; appropriate Oracle license, database administrator support for (DBA) for installation and data updates; a server and license for SAS.

DECOGEN(R) DATAMANAGER SOFTWARE

   - DESCRIPTION: The DECOGEN DataManager software allows a user to browse genes and polymorphism data, in more detail than provided by the DECOGEN Browser software, but does not include any clinical analysis tools. DECOGEN DataManager software requires that the gene structure, SNPs, and Genotypes be in the HAP FOCUS Database for information on each gene to be viewed, but does not require the presence of Haplotypes. DECOGEN DataManager software provides full access to the HAP FOCUS Database Schema and has tools for importing a variety of data including SNPs, genotypes and Haplotypes for any gene whose structure is in the HAP FOCUS Database. Polymorphism and other types of data in the HAP FOCUS Database may also be exported using DECOGEN DataManager. This software does not include any clinical analysis tools. Additional gene structures may be added to the HAP FOCUS Database via purchase of additional software or custom services from Genaissance.

   - PHARMACIA PROVIDES: Hardware for database server, file server and desktop clients; appropriate Oracle license, database administrator support for (DBA) for installation and data updates.

HAP(TM) BUILDER SOFTWARE

   - DESCRIPTION: The HAP Builder software takes polymorphism and genotype data for genes, constructs haplotypes, and stores them in the HAP FOCUS

        Database. A license to the DECOGEN Browser software or DECOGEN DataManager software is required to operate HAP Builder software.

   - PHARMACIA PROVIDES: Hardware for database server, file server and desktop clients; appropriate Oracle license, database administrator support for (DBA) for installation and data updates.

                                       -2-
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                                    EXHIBIT B

     [**]

                                    EXHIBIT C

                       {DESCRIPTION OF HAP TYPING PROJECT}

                                    EXHIBIT D

                    MINIMUM ACCEPTABLE DNA QUALITY STANDARDS

DNA samples that are shipped to Genaissance for genotyping services must meet the following acceptance criteria to qualify for the established percent data coverage agreed upon.

1.   DNA must be [**].

2. When subject to functional testing the DNA must be [**] provided that the [**]DNA sample amount must be sufficient to cover the needs of the tests indicated for the genotyping requested. [**].

                                       -1-